Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan for the registration of 174,044 shares of Class A Common Stock of our reports dated March 2, 2010, with respect to the consolidated financial statements and schedules of NACCO Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009 and the effectiveness of internal control over financial reporting of NACCO Industries, Inc. filed with the Securities and Exchange Commission.

Cleveland Ohio May 17, 2010	/s/ Ernst & Young LLP